Exhibit 99.1

Contacts:	Vincent J. Milano
Vice President, Chief Operating Officer,
Chief Financial Officer and Treasurer
VIROPHARMA INCORPORATED
Phone (610) 321-6225
Will Roberts
Vice President, Corporate Communications
VIROPHARMA INCORPORATED
Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Fourth Quarter and Full Year 2007

Financial Results

Exton, PA, February 27, 2008 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and twelve months ended December 31, 2007.

Key events since September 30, 2007 include:

Development:

•	European Orphan Drug Designation received for Camvia™ (maribavir);

•	Patient enrollment continued in both phase 3 studies of Camvia in stem cell and solid organ transplant patients;

•	Prelaunch activities for Camvia accelerated including new medical affairs and PR initiatives in preparation for the planned 2009 NDA and MAA filings;

•

Monitoring and follow-up of patients who received HCV-796 in ongoing phase 2 study continued; evaluation of potential benefits versus risks to patients is ongoing to understand if and how further clinical studies are appropriate; and

•	Work continued to optimize manufacturing and scale up for non-toxigenic C. difficile (NTCD) project in preparation for human clinical trials.

Operational:

•	Net sales of Vancocin® were $48 million;

•	Launched new sales and marketing initiatives for Vancocin; and

•	Research and development expenses increased by 305 percent over the fourth quarter of 2006, primarily driven by investments in Camvia, NTCD and increased personnel to support clinical momentum.

Financial Results

•	Operating income was $19 million;

•	Increased working capital by $21 million to $594 million;

•	Cash, cash equivalents and short-term investments grew by $32 million to $584 million; and

•	12th consecutive quarter of positive cash flow and profitability achieved.

Financial Highlights

Net sales of Vancocin® were $47.7 million for the fourth quarter of 2007 and $203.8 million for the twelve months of 2007 as compared to $38.5 million and $166.6 million in the respective 2006 periods.

Investment in our product pipeline and the Company continued to grow as research and development (R&D) and marketing, general and administrative (MG&A) expenses were $25.2 million and $72.9 million for the fourth quarter and twelve months of 2007, respectively compared to $10.2 million and $43.7 million for the fourth quarter and twelve months of 2006, respectively. These increases were due primarily to our two phase three studies for Camvia and increased personnel to support our clinical pipeline, along with increased marketing, general and administrative expense due to increases in medical education, share-based compensation and legal and consulting costs.

Operating income in the fourth quarter and twelve months ended December 31, 2007 was $19.0 million and $115.8 million, respectively, compared to $25.1 million and $98.8 million in the fourth quarter and twelve months of 2006, respectively. Operating income in the fourth quarter decreased primarily due to higher R&D and MG&A costs discussed above partially offset by the higher net sales. Operating income for the twelve months of 2007 increased due to higher net sales and lower cost of sales, partially offset by the increase in R&D and MG&A expenses.

“2007 represented a period of strong momentum for ViroPharma – clinical momentum, organizational momentum, and operational momentum – as we continue to be driven by our commitment to bring essential therapies to patients with few, if any, treatment options,” commented Michel de Rosen, ViroPharma’s chief executive officer. “Our 2007 clinical efforts were primarily driven by Camvia, which was granted Orphan Drug designation in both the U.S. and E.U. and gained global momentum through our pivotal phase 3 program as we head toward the anticipated filing of our initial NDA and MAA filings next year. As we enter 2008, we also have stronger teams in place to reach our development goals and generate future growth, both here in the U.S. and in the E.U. We will appropriately spend more in 2008 compared to 2007, which is, reflected in our expense guidance for 2008. This is consistent with our expectations and goal to ultimately deliver important, novel therapeutics to patients and physicians.”

de Rosen continued, “Also, 2007 was another year of strong Vancocin performance; we achieved net product sales of $204 million, representing growth of 22 percent over that of 2006. We anticipate that our new marketing initiatives will help us garner additional growth in 2008 and beyond, potentially offsetting a slow down in the incidence rate of C. difficile infection (CDI). At ViroPharma, we take our commitment to the safety of patients with CDI very seriously. Through our efforts during the year, physicians were better educated to identify patients at high risk of disease, hospitals are better equipped to control CDI, and patients at risk of severe and complicated disease were assured of a proven safe and effective treatment. Importantly, though, our efforts in CDI are also focused on future treatment alternatives: we made progress toward a potential future treatment for disease recurrence, called NTCD, which we expect to enter the clinic this year.”

Net income in the fourth quarter and twelve months ended December 31, 2007 was $20.4 million and $95.4 million, respectively, compared to net income of $18.0 million and $66.7 million for the same periods in 2006. Net income per share for the quarter ended December 31, 2007 was $0.29 per share, basic and $0.25 per share, diluted, compared to a net income of $0.26 per share, basic, and $0.25 per share, diluted, for the same period in 2006. Net income per share for the twelve months ended December 31, 2007 was $1.37 per share, basic, and $1.21 per share, diluted, compared to a net income of $0.97 per share, basic, and $0.95 per share, diluted, for the same period in 2006.

The primary drivers of the change in net income for the fourth quarter were the effects of decreased operating income discussed above, partially offset by increased interest income and a lower effective tax rate. Net income for the twelve month period increased primarily due to higher net sales and higher interest income, partially offset by increased operating expenses.

Operating Highlights

During the three and twelve months ended December 31, 2007, net sales of Vancocin increased 24.0 percent and 22.3 percent, respectively, compared to the same periods in 2006. The three and twelve month increases resulted from an increase of units sold, the impact of a price increase during 2007 and wholesaler inventory levels which were stable in 2007 compared to decreased levels in 2006.

The cost of sales for Vancocin for the three months ended December 31, 2007 remained consistent from the three months ended December 31, 2006 at $2.0 million. For the twelve months ended December 31, 2007, the cost of sales decreased $10.1 million to $8.9 million from $19.0 million in the same period in 2006. This decrease primarily results from the sale of units during the first half of 2007, which were manufactured by NPI Pharmaceuticals (formerly OSG Norwich) and carried a lower inventory cost than the units sold during the first half of 2006 that were manufactured by Eli Lilly & Co.

The total remaining costs and expenses associated with operating income were $26.6 million and $11.5 million, for the fourth quarter of 2007 and 2006, respectively, and $79.0 million and $49.4 million, for the twelve months of 2007 and 2006, respectively. These increases are primarily due to research and development costs, increased medical education and legal costs as well as an increase in stock compensation expense.

The Company’s effective income tax rate was 18.0 percent and 39.9 percent for the quarters ended December 31, 2007 and 2006, respectively, and 29.7 percent and 38.6 percent for the twelve months ended December 31, 2007 and 2006, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences. The decrease in both the quarter and twelve months ended December 31, 2007 effect income tax rate as compared to the comparative periods in 2006 is primarily due to our current estimate of the impact of orphan drug credit for Camvia as well as a $4.0 million benefit for the valuation allowance reduction primarily related to additionally deferred tax assets that management believes are more likely than not to be utilized. Our income tax expense for the years ended December 31, 2007 and 2006 also includes the impact of finalizing the federal and state tax provisions for 2006 and 2005, respectively. We currently anticipate an effective tax rate in the range of approximately 27 percent to 31 percent for the year ended December 31, 2008, which includes an estimate related to orphan drug credit based upon estimates of qualified expenses and excludes the impact of discreet items and any potential changes in the valuation allowance. We continue to evaluate our qualified expenses and, to the extent that actual qualified expenses vary significantly from our estimates, our effective tax rate will be impacted.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of December 31, 2007 exceeded the maximum milestone threshold of $65.0 million. As a result, the Company recorded additional purchase price of $6.0 million to intangible assets in June 2007, which was paid to Lilly in the third quarter.

Working Capital Highlights

As of December 31, 2007, ViroPharma’s working capital was $594.4 million, which represents a $328.0 million increase from December 31, 2006, $21.1 million of which occurred in the fourth quarter of 2007. The twelve month increase is primarily the result of the net proceeds from an offering of senior convertible notes issued on March 26, 2007 and cash flows.

Looking ahead in 2008

ViroPharma is commenting upon previously announced guidance for the year 2008 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2008, ViroPharma expects the following

•	Net product sales are expected to be $210 to $235 million;

•	Research and development (R&D) and sales, general and administrative (SG&A) expenses, excluding the impact of SFAS 123R, are expected to be $105 to $115 million.

•

The SFAS 123R impact to the above expenses will be in the range of $9 to $11 million. Including the impact of SFAS 123R, the research and development (R&D) and sales, general and administrative (SG&A) expenses are expected to be $114 to $126 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that presenting its research and development (R&D) expense and sales, general and administrative (SG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 27, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-366-0713 (domestic) and 302-607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 12, 2008.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin(R) approved for oral administration for treatment of antibiotic- associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward looking statements in this press release include the Company’s financial guidance for 2008, and statements regarding ViroPharma’s clinical development programs, including our ability to file an NDA and MAA for Camvia in 2009, commence clinical studies of NTCD in humans during 2008 and identify a path forward for our HCV program in 2008 or our ability to execute a future successful launch of Camvia. ViroPharma’s 2008 revenue guidance is based upon the Company’s plans to remain vigorous in its opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. The company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin,

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	actions by the FDA, the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV, NTCD and HCV programs; and

•

the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that NTCD will one day be the therapy of choice for recurrent CDI, that recurrence of CDI will remain a significant medical need in CDI patients, that ViroPharma will conduct additional HCV studies in the future, that FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of its product candidates, or that ViroPharma will be successful in gaining regulatory approval of any of its product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2007, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations: (in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(unaudited)
Revenue:
Net product sales	$47,696	$38,454	$203,770	$166,617
Milestone, license fee and other revenue	—	141	—	564

Revenue	47,696	38,595	203,770	167,181

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	2,034	2,018	8,934	18,984
Research and development	12,504	3,084	35,869	19,162
Marketing, general and administrative	12,710	7,093	37,051	24,560
Intangible amortization	1,401	1,342	6,120	5,669

Total costs and expenses	28,649	13,537	87,974	68,375

Operating income	19,047	25,058	115,796	98,806

Net gain on bond repurchase	—	—	—	(1,127)
Gain on sale of investments	—	1,682	—	1,682
Interest income	7,219	3,184	24,265	9,853
Interest expense	(1,434)	—	(4,395)	(686)

Income before income tax expense	24,832	29,924	135,666	108,528
Income tax expense (benefit)	4,461	11,927	40,313	41,862

Net income	$20,371	$17,997	$95,353	$66,666

Basic net income per share	$0.29	$0.26	$1.37	$0.97

Diluted net income per share	$0.25	$0.25	$1.21	$0.95

Shares used in computing net income per share
Basic	69,887	69,685	69,827	68,990

Diluted	83,830	71,061	80,891	70,338

Consolidated Balance Sheets:	December 31,
(in thousands)	2007	2006
Cash, cash equivalents and short-term investments	$584,328	$255,409
Working capital	594,403	266,443
Total assets	776,066	429,694
Total stockholders’ equity	496,563	411,899

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